Exhibit 10.1

4815-9752-0536

PURCHASED INTEREST AGREEMENT

between

Sinclair Telecable, inc.

and

Emmis Operating company

June 7, 2019

PURCHASED INTEREST AGREEMENT

THIS PURCHASED INTEREST AGREEMENT (this “Agreement”) is made as of June 7, 2019 between Emmis Operating Company, an Indiana corporation (“Emmis”), and Sinclair Telecable, Inc., an Indiana corporation (“Sinclair”).  Emmis and Sinclair are collectively referred to as the “Parties” and each, individually, as a “Party.”

Recitals

A.Emmis and Sinclair together own 100% of the membership interests of Radio Austin Management, L.L.C., a Texas limited liability company (the “LLC”), each holding the following membership interest and Income Percentage (as defined in the LLC Agreement described below):

Emmis:50.1%
Sinclair:49.9%

B.The LLC is the sole general partner, and Emmis and Sinclair are the sole limited partners, of Emmis Austin Radio Broadcasting Company, L.P., a Texas limited partnership (the “LP”), each holding the following Sharing Ratio (as defined in the LP Agreement described below):

The LLC:00.80952%
Emmis:49.69443%
Sinclair:49.49605%

C.This Agreement is being entered into as a result of Sinclair’s exercise of its right to purchase the entire membership interest of Emmis in the LLC and the entire limited partnership interest of Emmis in the LP (collectively, the “Purchased Interests”) pursuant to Section 9.5(a) of the LP Agreement.

D.The limited liability company agreement of the LLC (the “LLC Agreement”) and the limited partnership agreement of the LP (the “LP Agreement”) are as follows:

(i)Amended and Restated Regulations of Radio Austin Management, L.L.C. dated July 1, 2003, as amended by a First Amendment dated August 31, 2003; and

(ii)Amended and Restated Agreement of Limited Partnership of Emmis Austin Radio Broadcasting Company, L.P. dated July 1, 2003, as amended by a First Amendment dated August 31, 2003.

Agreement

NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

Article 1
PURCHASED INTERESTS

1.1.Purchased Interests. Subject to the terms and conditions hereof, at the Closing (defined below), Emmis shall sell and assign and Sinclair shall purchase and acquire the Purchased Interests free and clear of any and all liens, mortgages, pledges, security interests, claims, encumbrances or any interests of any third party (collectively, “Liens”).

1.2.Purchase Price. The aggregate purchase price for all of the Purchased Interests (the “Purchase Price”) shall consist of cash in an amount equal to (a) Thirty Nine Million Two Hundred Seventy Four Thousand Three Hundred Ninety Three Dollars ($39,274,393) (the “Base Purchase Price”) plus (b) 50.1% of the Final Excess Net Working Capital Amount.

1.3.Closing. The consummation of the sale and purchase of the Purchased Interests (the “Closing”) shall take place (by electronic exchange of the documents to be delivered at the Closing) on (a) the fifth Business Day following FCC Consent pursuant to the FCC’s initial order, subject to the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement as set forth in Article 6 and Article 7 (other than conditions that, by their nature, are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions at Closing) or (b) such other date or time mutually agreed to in writing by Sinclair and Emmis. The date on which the Closing is to occur is referred to herein as the “Closing Date.” For all purposes, the Closing will be deemed to have occurred at 12:01 a.m. (Austin, Texas time) on the Closing Date.

1.4.FCC Consent. The LP owns and operates the radio stations (the “Stations”) set forth on Schedule 1.4 attached hereto pursuant to the permits, licenses and authorizations issued by the Federal Communications Commission (the “FCC”) and set forth on Schedule 1.4 (together with all renewals or modifications thereof between the date hereof and the Closing Date, the “FCC Licenses”). Within five (5) business days of the date of this Agreement, the Parties shall cause to be filed an application or applications with the FCC (collectively, the “FCC Application”) requesting the FCC’s consent to the transfer of control of the FCC Licenses contemplated by this Agreement, including a request for waiver to maintain the LP’s grandfathered ownership under the FCC’s multiple ownership rules. The Parties shall diligently prosecute the FCC Application and otherwise use their commercially reasonable efforts to obtain the FCC Consent as soon as possible, including the timely filing of oppositions to any petition to deny, informal objection or other objection to the FCC Application.  Each Party shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry by any Governmental Authority, including any proceeding initiated by a private party, (ii) keep the other Party informed in all material respects of any material communications received by such Party from, or given by such Party to, the FCC or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party relating to the FCC Application, and (iii) permit the other Party to review any material non-confidential communication given by it to another Person, and consult with each other in advance of and be permitted to attend any meeting or conference with the FCC or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, in each case regarding any of the transactions contemplated by this Agreement.  The filing fees for the FCC Consent shall be paid for by the LP.

Article 2
EMMIS REPRESENTATIONS AND WARRANTIES

Emmis hereby represents and warrants to Sinclair that:

2.1.Organization. Emmis is duly organized, validly existing and in good standing under the laws of Indiana, and Emmis has the requisite power and authority to execute, deliver and perform this Agreement.

2.2.Authorization. The execution, delivery and performance of this Agreement by Emmis have been duly authorized and approved by all necessary action of Emmis. This Agreement is a legal, valid and binding agreement of Emmis enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar Laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.3.No Conflicts. Except for the FCC Consent, the execution, delivery and performance by Emmis of this Agreement does not (a) conflict with any organizational documents of Emmis or violate any Law, judgment, order, or decree to which Emmis is subject, (b) require the consent or approval of, or a filing by Emmis with, any governmental or regulatory authority, or (c) subject to receipt of any consent required thereunder to the transactions contemplated hereby, violate, conflict with, result in a breach of or default under any Contract to which it is a party.

2.4.Purchased Interests. Emmis owns the Purchased Interests free and clear of Liens, except for the pledge described on Schedule 2.4 attached hereto (the “Pledge”), which is to be released at or prior to Closing.

2.5.Assets.  Except for those to be transferred to or replaced by the LP, the LLC or Sinclair as contemplated by the terms of this Agreement, including certain Contracts, digital arrangements and IT systems, and employee matters, as set forth in Article 4 hereof, and except for those used to provide administrative, accounting, legal, HR, IT, engineering and other back office and management services from locations other than Austin, Texas, Emmis does not own material assets that are used in the operation of the Stations.

2.6.Insurance.  Emmis maintains the insurance policies set forth on Schedule 2.6 attached hereto.  As of the date of this Agreement, Emmis has not received notice from any issuer of any material policy of its intention to cancel, terminate or refuse to renew any such policy issued by it with respect to the Stations.

2.7.Employees.  Attached hereto as Schedule 2.7 is a list of all Persons currently employed by Emmis who either (i) regularly report to the Stations for work or (ii) whose primary duties and responsibilities relate to operation and management of the Stations (each, a “Station Employee”).  Emmis has separately made available to Sinclair the following information for each Station Employee: (i) name, (ii) job title, (iii) level of annualized compensation or rate of pay, (iv) whether such individual is paid on an hourly or salary basis, (v) exempt/non-exempt status for purposes of overtime laws and (vi) work location.

2.8.Broker’s Fees.  Except for Moelis & Company, whose fee is the sole responsibility of Emmis, neither Emmis, nor any Person acting on Emmis’ behalf, has agreed to pay a commission, finder’s fee or similar payment in connection with this Agreement or any matter related hereto to any Person, and no Person is entitled to any such payment from Emmis, in connection with the transactions contemplated by this Agreement.

Article 3
SINCLAIR REPRESENTATIONS AND WARRANTIES

Sinclair hereby represents and warrants to Emmis that:

3.1.Organization. Sinclair is duly organized, validly existing and in good standing under the laws of Indiana, and Sinclair has the requisite power and authority to execute, deliver and perform this Agreement.

3.2.Authorization. The execution, delivery and performance of this Agreement by Sinclair have been duly authorized and approved by all necessary action of Sinclair. This Agreement is a legal, valid and binding agreement of Sinclair enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3.No Conflicts. Except for the FCC Consent, the execution, delivery and performance by Sinclair of this Agreement does not (a) conflict with any organizational documents of Sinclair or violate any Law, judgment, order or decree to which Sinclair is subject, (b) require the consent or approval of, or a filing by Sinclair with, any governmental or regulatory authority, or (c) subject to receipt of any consent required thereunder to the transactions contemplated hereby, violate, conflict with, result in a breach of or default under any Contract to which it is a party.

3.4.Purchased Interests. Sinclair is legally, financially and otherwise qualified to acquire the Purchased Interests under applicable Law, including without limitation the regulations and policies of the FCC, subject to obtaining the waiver contemplated hereby.

3.5.Financial Ability. Sinclair has commitments for, and will have at Closing, sufficient funds to consummate, the transactions contemplated by this Agreement, including paying when due the Estimated Closing Consideration, the Intercompany Account balance, any Excess Amount and all fees and expenses incurred by it in connection with the transactions contemplated hereby.  Immediately after Closing and after giving effect to the transactions contemplated by this Agreement, the payment of the Estimated Closing Consideration and the payment of all fees and expenses related to the transactions contemplated hereby, Sinclair will be solvent.

3.6.Acquisition for Investment.  Sinclair is an "accredited investor" under Regulation D of the Securities Act, and is acquiring the Purchased Interests for investment and not with a view toward sale or distribution thereof, or with any present intention of selling or distributing the Purchased Interests.  Sinclair understands and agrees that the Purchased Interests may not be sold, transferred, offered for sale or otherwise disposed of without registration or exemption from registration under the Securities Act and any applicable state, local and foreign securities Laws.

3.7.Existing Ownership and Participation.  Sinclair holds a combined interest in the LP and LLC of approximately 49.9% and has two designees on the Board of Directors of the LLC, which is the sole general partner of the LP.  Based on its existing ownership and actual participation, and its knowledge, experience and skill in financial, investment and business matters, Sinclair is capable of evaluating the suitability and bearing the economic risk of an investment in the Purchased Interests.  Sinclair has made its determination to acquire the Purchased Interests based on its existing ownership and actual participation, and its independent investigation and verification of the results of operations and assets of the LP and the LLC.  Sinclair acknowledges and agrees that the representations and warranties set forth in Article 2 constitute the sole and exclusive representations and warranties of Emmis in connection with the transactions contemplated hereby, and no others, expressed or implied, are made, including regarding the financial results or operations or assets of the LP or the LLC.

3.8.Broker’s Fees.  Neither Sinclair, nor any Person acting on Sinclair’s behalf, has agreed to pay a commission, finder’s fee or similar payment in connection with this Agreement or any matter related hereto to any Person, and no Person is entitled to any such payment from Sinclair in connection with the transactions contemplated by this Agreement.

Article 4
COVENANTS

4.1.Purchased Interests. Between the date of this Agreement and Closing, without the prior written consent of Sinclair, Emmis shall not dispose of or agree to dispose of the Purchased Interests, or permit to exist any Liens other than the Pledge upon, the Purchased Interests.

4.2.Conduct of Business.

(a)Affirmative Covenants. Between the date of this Agreement and the Closing Date, the Parties, each consistent with terms of the LP Agreement and the LLC Agreement, and except as may be mutually agreed, will cause the LP and the LLC to:

(i)

promptly notify the other in writing if it has Knowledge prior to Closing of: (1) any representations or warranties contained in Article 2 that are no longer true and correct in any material respect or of any fact or condition that would constitute a material breach of any such representation or warranty as of Closing, (2) the occurrence of any event that would require any material changes or amendments to the Schedules and Exhibits attached to this Agreement, (3) of the occurrence of any event that may make the satisfaction of the conditions in Article 6 or Article 7 impossible or unlikely, or (4) the occurrence of any other event that violates any material covenants, conditions or agreements to be complied with or satisfied by it under this Agreement;

(ii)

use all commercially reasonable efforts to comply in all material respects with all Laws applicable to the LP’s and the LLC’s use of the assets of the Stations and operate and maintain the Stations and all operations in material conformity with the FCC Licenses, the Communications Act, and the rules and regulations of the FCC;
(iii)	maintain the assets of the Stations in customary repair, maintenance and condition, except for wear and tear incurred in the Ordinary Course of Business;
(iv)

use all commercially reasonable efforts to maintain in full force and effect the FCC Licenses and, except as set forth elsewhere in this Agreement, take any action reasonably necessary before the FCC to preserve such licenses in full force and effect;

(v)	conduct the business of the Stations in the Ordinary Course of Business;
(vi)

use commercially reasonable efforts to preserve intact the business of the Stations and maintain the relations and goodwill, if any, with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the business of the Stations;

(vii)	maintain all books and records relating to the business of the Stations;
(viii)

notify the other promptly (A) if any Station is off the air for a continuous period of six (6) hours or more or (B) if any Station’s normal broadcast transmissions are materially impaired for a continuous period of more than twelve (12) hours; and

(ix)	maintain an inventory of spare parts and supplies for the Stations in the Ordinary Course of Business.
(b)

Negative Covenants of Sellers. Between the date of this Agreement and the Closing Date, the Parties, each consistent with the terms of the LP Agreement and the LLC Agreement, except as may be mutually agreed, and except as expressly permitted by this Agreement, will not permit the LP or the LLC to:

(i)	engage in any hiring, discharge or employee compensation practices with respect to the Station Employees that are outside the Ordinary Course of Business;
(ii)

terminate, modify or amend any material Contract of the Stations, except in the Ordinary Course of Business, or knowingly take or fail to take any action that would cause a breach of any such material Contract;

(iii)	voluntarily create any Lien on any of the assets of the Station, other than Permitted Liens;

(iv)	sell, assign, lease or otherwise transfer or dispose of any of the assets of the Stations, except for those consumed or disposed of in the Ordinary Course of Business;
(v)

modify or amend, or seek to modify or amend, any of the FCC Licenses, except in the Ordinary Course of Business, and for avoidance of doubt, any modification of FCC Licenses related to any transmitter site move or modification shall be deemed to be in the Ordinary Course of Business;

(vi)	increase the compensation of any Station Employee, except for normal pay increases to such employees granted in the Ordinary Course of Business or as required pursuant to Contracts or Law;
(vii)	authorize or enter into an agreement to do any of the foregoing;
(viii)

(A) make, change or revoke any material Tax election, (B) change any Tax accounting period, (C) adopt or change any material method of Tax accounting, (D) settle or compromise any Tax audit, assessment or other Tax proceeding in respect of a material amount of Taxes, or (E) amend any Tax return, in each case, except for actions consistent with past practices or necessary in connection with the consummation of the transactions contemplated hereby; nor

(ix)	enter into, or extend or renew, any trade or barter agreements, or other agreements for the sale of advertising time other than in the Ordinary Course of Business.

4.3.No Inconsistent Action. Between the date of this Agreement and Closing hereunder or termination of this Agreement, each Party shall use its commercially reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of such Party to consummate the sale and purchase of the Purchased Interests.

4.4.Employee Matters.

(a)Unless otherwise agreed among Emmis and Sinclair and except for the individual set forth on Schedule 4.9, Sinclair shall offer employment to all persons employed by Emmis immediately prior to Closing that either (a) regularly report to the Stations for work or (b) whose primary responsibilities and duties relate to operation and management of the Stations, with substantially the same position and base pay as in effect immediately preceding the Closing. Each employee who accepts such offer shall be referred to herein as a “Transferred Employee”).  A Transferred Employee shall become an employee of Sinclair as of the “Transfer Date,” which, for each Transferred Employee, shall be the Closing Date, except with respect to any Transferred Employee who is not actively at work as of the Closing Date, in which case the Transfer Date shall be the date that such Transferred Employee returns to work for Sinclair, provided that such return occurs within ninety (90) days after the Closing Date or such later time as may be required by applicable Law.

(b)With respect to Transferred Employees, (i) subject to reimbursement (and its indemnification rights) under the LP Agreement and the LLC Agreement, Emmis shall be responsible for all compensation and benefits arising prior to each Transferred Employee’s Transfer Date and (ii) Sinclair shall be responsible for all compensation and benefits arising after each Transferred Employee’s Transfer Date.  For the avoidance of doubt, notwithstanding anything to the contrary, Emmis shall not be responsible for any unused vacation of Transferred Employees accrued as of each Transferred Employee’s Transfer Date, and no accrued vacation shall be taken into account as a liability in determining Net Working Capital.

(c)Sinclair will not assume any of the Emmis Benefits Plans or any liability thereunder.  As between Sinclair and Emmis, subject to reimbursement (and its indemnification rights) under the LP Agreement and the LLC Agreement, Emmis and its ERISA Affiliates will retain and will be responsible for all liabilities attributable to, associated with, related to, or that arise out of, in connection with or under the Emmis Benefit Plans, and neither Sinclair nor its Affiliates will have any obligation, liability or responsibility with respect to or under the Emmis Benefit Plans, whether such obligation, liability or responsibility arose before, on or after the Closing Date.  Sinclair shall permit Transferred Employees to participate in its Benefit Plans (including without limitation health insurance plans) to the extent similarly situated employees of Sinclair are generally eligible to participate, and shall use commercially reasonable efforts to provide the Transferred Employees with coverage effective immediately upon each Transferred Employee’s Transfer Date (and without exclusion from coverage on account of any pre-existing condition), with service with Emmis deemed service with Sinclair for purposes of any length of service requirements, waiting periods, vesting periods and differential benefits based on length of service, and with credit under any welfare benefit plan for any deductibles or co-payments paid for the current plan year under any corresponding plan maintained by Emmis.

(d)Sinclair shall cause Sinclair’s 401(k) plan to accept rollovers by a Transferred Employee of distributions from Emmis’ 401(k) plan that are eligible rollover distributions within the meaning of Section 401(a)(31) of the Code.

(e)Subject to reimbursement (and its indemnification rights) under the LP Agreement and the LLC Agreement, claims for workers’ compensation benefits by any current or former employee of Emmis arising out of occurrences at or prior to each Transferred Employee’s Transfer Date will be the responsibility of Emmis, provided that claims for workers’ compensation benefits by Transferred Employees arising out of occurrences after each Transferred Employee’s Transfer Date will be the responsibility of Sinclair.

4.5.Emmis Contracts. Certain Contracts used in the operation of the Stations and included in group contracts of Emmis or its affiliates or otherwise were entered into by Emmis or an affiliate on behalf of or for the benefit of the LP (collectively, the “Emmis Contracts”). The material Emmis Contracts are set forth on Schedule 4.5 attached hereto.  Effective as of Closing, the Parties shall cause the LP, the LLC or Sinclair to replace or assume each Emmis Contract, as appropriate. The Parties shall use commercially reasonable efforts to obtain any third party consents necessary for the assignment of Emmis Contracts and to release Emmis from obligations thereunder first arising at or after the Closing, but no such consent or release is a condition to Closing. To the extent any Emmis Contract may not be assigned without such consent, and such consent is not obtained, this Agreement and any assignment executed pursuant to this Agreement shall not constitute an assignment thereof until such consent is obtained, but from and after Closing and until such consent is obtained the Parties shall cooperate to provide for the LP to perform the obligations and receive the benefits thereunder.

4.6.Systems. The Stations use certain operating and IT systems and digital arrangements provided by Emmis or its Affiliates. Effective as of Closing, such use shall discontinue, and Sinclair shall cause the LP to replace them with other operating and IT systems and digital arrangements for the Stations.  The material systems and arrangements to be replaced are set forth on Schedule 4.6 attached hereto.

4.7.LP and LLC. On the Closing Date and effective as of Closing, (a) Emmis shall resign as Manager of the LLC, cause the Emmis Board Members to resign from the Board of Directors of the LLC, and cause to resign any officers of Emmis who are officers of the LP or LLC, and (b) Sinclair shall (i) file with the Texas Secretary of State an amendment to the LP’s certificate of limited partnership to change the name of the LP to one that does not include “Emmis” or any variation thereof, and thereafter discontinue, and cause the LP and the LLC to discontinue, use of such name or any variation thereof, and (ii) amend and restate the LP Agreement and LLC Agreement to remove references to Emmis from all operative provisions. Notwithstanding anything to the contrary in the LP Agreement or the LLC Agreement, effective upon Closing, (x) Emmis shall have no obligation under the LP Agreement or the LLC Agreement to the extent attributable to any period after Closing, and (y) the Emmis rights under the LP Agreement and the LLC Agreement, each as in effect as of the date hereof, to the extent attributable to any period before Closing, including without limitation rights to distributions, advancements, and reimbursements, and all liability limitations and waivers and all indemnification obligations of the LP and LLC, shall survive Closing for the benefit of Emmis and each other indemnitee thereunder and beneficiary thereof.  Capitalized terms used in this Section and not defined have the meanings set forth in the LLC Agreement.

4.8.Confidentiality.  The Parties acknowledge and confirm their respective confidentiality obligations under Section 2.13 of the LLC Agreement as in effect as of the date hereof, and the consummation of the transactions contemplated by this Agreement shall constitute Emmis’ “withdrawal from the Company” for purposes of Section 2.13 of the LLC Agreement.

4.9.Non-Solicit.  For a period of twelve (12) months from and after Closing, except for the employee designated on Schedule 4.9 attached hereto, Emmis shall not, and shall not permit its Affiliates to, without the prior written consent of Sinclair, for their own account or on behalf of any other Person (i) hire any Transferred Employee or (ii) solicit for hire any Transferred Employee, provided, that this clause (ii) does not restrict general solicitations not specifically directed at Transferred Employees.

Article 5
TAX MATTERS

5.1.Tax Matters. Notwithstanding anything to the contrary in the LP Agreement:

(a)Emmis shall, at the LP’s expense, prepare the Tax Returns of the LP and the LLC for any period ending before the Closing (each, a “Pre-Closing Period”) that are due after

Closing. Each such Tax Return shall be prepared as required by applicable Law and otherwise consistent with this Agreement and past practice. Emmis shall permit Sinclair to review and comment on each such Tax Return prior to filing, and shall incorporate any reasonable comments of Sinclair.

(b)Sinclair shall prepare the Tax Returns of the LP and the LLC for any period that includes (but does not end before) the date of Closing (a “Straddle Period”). Each such Tax Return shall be prepared as required by applicable Law and otherwise consistent with this Agreement and past practice. Sinclair shall permit Emmis to review and comment on each such Tax Return prior to filing, and shall incorporate any reasonable comments of Emmis. Each such Tax Return that is a Pass-Through Tax Return shall include an election under Internal Revenue Code Section 754 (and any similar provision of state or local law) and Section 706 to use the “closing of the book methodology” for allocating income between the part-years before and after Closing.  For any Taxes that are shown as due on a Tax Return of the LP or LLC that is not a Pass-Through Tax Return and allocated pursuant to Section 5.1(c) to the pre-Closing portion of a Straddle Period, except to the extent accounted for between the Parties under the LP Agreement, the LLC Agreement, this Agreement or otherwise, including any determination of Net Working Capital, Emmis shall pay to Sinclair 50.1% of the amount of such Taxes not later than the due date for payment under the applicable Tax Return.

(c)For any Straddle Period, (i) the amount of any Taxes, other than real and personal and similar Taxes imposed solely on a periodic basis, of the LP or the LLC for any pre-Closing period shall be determined based on an interim closing of the books as of the end of the day immediately prior to the Closing Date, and (ii) the amount of any real and personal and similar Taxes imposed solely on a periodic basis of the LP or the LLC for any pre-Closing period shall be a prorated amount based upon the number of full days in the pre-Closing portion of the Straddle Period.

5.2.Tax Records and Cooperation. Each Party shall cooperate as reasonably requested by the other in connection with the returns contemplated hereby and any proceedings in connection therewith, including retaining records, providing information and making employees available, all as reasonably requested. Sinclair shall cause the LP and the LLC to retain all books and records regarding tax matters until expiration of the applicable statute of limitations and any extensions thereof.

5.3.Tax Controversies. After Closing, Sinclair shall notify Emmis of any Tax audits, disputes and proceedings that relate to any Taxes of the LP or the LLC for a Pre-Closing Period and Emmis shall control such matter, and shall permit Sinclair to participate in any such matter, and shall not settle or resolve any such matter without the prior consent of Sinclair, which shall not be unreasonably withheld. If any such Tax audit, dispute or proceeding relates to a Straddle Period, Sinclair shall control such matter, and shall permit Emmis to participate in any such matter, and shall not settle or resolve any such matter without the prior consent of Emmis, which shall not be unreasonably withheld.  Sinclair, in its sole discretion, may make an election described under Section 6226(a) of the Code for any taxable year of the LP or LLC for which such election is available, and Emmis shall, and shall cause its affiliates to, cooperate with Sinclair in all matters with respect to such election.

5.4.Tax Treatment. Sinclair and Emmis agree to treat the purchase and sale of the Purchased Interests as a transaction governed by Revenue Ruling 99-6, situation 1 for U.S. federal income tax purposes (and for purposes of any applicable U.S. state tax Laws).

5.5.Tax Allocation.  Sinclair and Emmis shall cooperate in good faith to allocate the Purchase Price among the assets of the LP and the LLC (the “Tax Allocation”). If Sinclair and Emmis reach an agreement on the Tax Allocation, Sinclair and Emmis shall report the transactions contemplated by this Agreement consistently with the Tax Allocation on any Tax Return, and will not assert, and will cause their Affiliates not to assert, in connection with any Tax audit or other proceeding with respect to Taxes, any asset values or other items inconsistent with the amounts set forth on the Tax Allocation except with the agreement of the other Party or as required by applicable Law, provided that nothing in this Agreement shall prevent Sinclair and Emmis from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Tax Allocation and neither Sinclair nor Emmis shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging the allocation.

Article 6
EMMIS CLOSING CONDITIONS

The obligation of Emmis to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Emmis):

6.1.Sinclair Representations & Warranties.  The representations and warranties of Sinclair contained in Article 3 of this Agreement shall be true and correct in all material respects (without duplication of any limitation as to “materiality” set forth therein), at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date).

6.2.FCC Consent. The FCC Consent shall have been obtained without the imposition of any condition materially adverse to Emmis, as seller of the Purchased Interests, except those that are customary in the transfer of control of FCC licenses generally.

6.3.Sinclair Actions. Sinclair shall have performed and complied with, in all material respects, all of the covenants, obligations and agreements required to be performed by it under this Agreement at or prior to the Closing.

6.4.Proceedings. Neither Emmis nor Sinclair shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.

Article 7
SINCLAIR CLOSING CONDITIONS

The obligation of Sinclair to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Sinclair):

7.1.Emmis Representations & Warranties. The representations and warranties of Emmis contained in Article 2 of this Agreement shall be true and correct in all material respects (without duplication of any limitation as to “materiality” set forth therein), at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date).

7.2.FCC Consent. The FCC Consent shall have been obtained without the imposition of any condition materially adverse to Sinclair, as buyer of the Purchased Interests (which shall not include any fine paid or payable by Emmis), except those that are customary in the transfer of control of FCC licenses generally.

7.3.Emmis Actions. Emmis shall have performed and complied with, in all material respects, all of the covenants, obligations and agreements required to be performed by it under this Agreement at or prior to the Closing.

7.4.Proceedings. Neither Emmis nor Sinclair shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.

Article 8
CLOSING ACTIONS

8.1.Closing Statement.  Not less than three (3) Business Days prior to the anticipated Closing Date, Emmis will deliver to Sinclair a written statement (the “Estimated Closing Statement”) setting forth (a) Emmis’ good-faith estimate of the amount of Net Working Capital (the “Estimated Net Working Capital ”), and (b) the Estimated Closing Consideration.

8.2.Emmis. At Closing, Emmis shall:

(a) execute and deliver an Assignment and Assumption of Purchased Interests in the form attached hereto as Exhibit A (the “Assignment and Assumption”);

(b)assign certain Emmis Contracts to the LP or the LLC as provided by Section 4.5;

(c)take the actions set forth in Section 4.7 (LP and LLC);

(d)deliver to Sinclair a certificate of Emmis executed by an authorized officer of Emmis, in his capacity as such, dated as of the Closing Date, stating that the conditions specified in Sections 7.1 and 7.3 have been satisfied;

(e)deliver to Sinclair a release of the Pledge sufficient to release all Liens on the Purchased Interests;

(f)deliver to Sinclair a duly completed and executed certification of non-foreign status of Emmis prepared in accordance with Treasury Regulations Section 1.1445-2(b)(2); and

(g)make available to Sinclair any physical books and records of the LP, the LLC and the Stations that are in the custody of Emmis and not otherwise available to Sinclair.

8.3.Sinclair. At Closing, Sinclair shall:

(a)pay, by wire transfer in immediately available funds to Emmis, the Estimated Closing Consideration;

(b)execute and deliver the Assignment and Assumption, including an assumption by Sinclair of the obligations of Emmis to the extent attributable to any period after Closing under the LP Agreement and LLC Agreement;

(c)deliver a certificate of Sinclair executed by an authorized officer of Sinclair, in his capacity as such, dated as of the Closing Date, stating that the conditions specified in Sections 6.1 and 6.3 have been satisfied;

(d)cause the LP or the LLC or Sinclair to assume and replace the Emmis Contracts as provided by Section 4.5; and

(e)cause the LP to take the actions set forth in Sections 4.4 (Employee Matters), 4.6 (Systems) and 4.7 (LP and LLC).

8.4.Accounting. During the first fifteen (15) business days after Closing, Sinclair shall cause the LP to provide Emmis at no additional cost the services of the LP’s business offices, together with reasonable access to related systems and records, for the purposes of closing the books of the LP for the period prior to Closing, all in accordance with the procedures and practices applied by the business offices for periods prior to Closing.

8.5.Intercompany Account.

(a)The LP’s Intercompany Account with Emmis (the “Intercompany Account”) is adjusted to reflect payables and receivables between Emmis and the LP and/or LLC on a monthly basis when the books of the LP are closed.  Once the balance sheet of the LP has been prepared for the month in which Closing occurs, which shall not be later than the 15th day of the month after the month in which Closing occurs, if the Intercompany Account is a payable of the LP, then Sinclair shall cause the LP to make such payment to Emmis not later than the 15th day of the month after the month in which Closing occurs (the “Settlement Date”), and if the Intercompany Account is a receivable of the LP, then Emmis shall make such payment to the LP not later than the Settlement Date.

(b)The Intercompany Account includes certain “Incurred But Not Reported Health Care Claims” (“INBR Claims”) that are paid by Emmis as presented for payment from Anthem, and reimbursed by the LP to Emmis on a monthly basis.  After Closing, Emmis shall continue to pay INBR Claims for the period before Closing, and Sinclair shall cause the LP to reimburse Emmis 49.9% of such payments on a monthly basis.  Payment and reimbursement of INBR Claims shall be excluded from the calculation of Net Working Capital.

8.6.Post-Closing Adjustment.

(a)Within 90 days after the Closing Date, Sinclair will prepare and deliver to Emmis a written statement (the “Preliminary Closing Statement”) setting forth Sinclair’s good-faith determination of (i) the amount of Net Working Capital, (ii) the Final Consideration, and (iii) the Excess Amount or the Shortfall Amount, as applicable, which statement will include materials that show, in reasonable detail, Sinclair’s support and computations for the amounts included in the Preliminary Closing Statement.  The Preliminary Closing Statement will be binding upon the Parties and such Preliminary Closing Statement will be the “Final Closing Statement,” unless Emmis gives written notice of its disagreement to Sinclair in accordance with Section 8.6(b).

(b)Disagreement Procedures.  The Preliminary Closing Statement will not be binding upon the Parties if Emmis delivers to Sinclair written notice of its disagreement with the Preliminary Closing Statement (“Notice of Disagreement”) within 30 days after its receipt of the Preliminary Closing Statement, specifying in reasonable detail the nature and extent of such disagreement.  If Emmis and Sinclair resolve all disputed items to their mutual satisfaction within 30 days after Sinclair’s receipt of the Notice of Disagreement, that resolution will be binding upon the Parties, and the Preliminary Closing Statement, with such changes, if any, as are so mutually agreed, will become the “Final Closing Statement.”

(c)Unresolved Disputed Items.  If Emmis and Sinclair, after working together diligently and in good faith to resolve all disputed items, fail to resolve any of the disputed items set forth in the Notice of Disagreement within 30 days after Sinclair’s receipt of the Notice of Disagreement, Emmis, on the one hand, or Sinclair, on the other hand, may refer any unresolved disputed items to Deloitte LLP or such other independent accounting firm of national or regional recognized standing as Emmis and Sinclair may mutually agree (the “Selected Firm”) to make a final determination with respect to only such disputed items.  The Selected Firm’s determination of such disputed items in accordance with Section 8.6, or as to which Emmis and Sinclair have previously agreed, together with those aspects of the Preliminary Closing Statement as to which no objection was made, collectively will be the “Final Closing Statement”, and will be binding upon the Parties and will be nonappealable.  The final amount of Net Working Capital (the “Final Net Working Capital ”), will be determined pursuant to Section 8.6(a), Section 8.6(b) and Section 8.6(c).

(d)Selected Firm.  Emmis and Sinclair will cooperate with the Selected Firm during the term of its engagement.  The matters to be resolved by the Selected Firm will be limited to the items specified in the Notice of Disagreement.  The resolution of any such disputed item by the Selected Firm will not be more favorable to Sinclair than the amount set forth in the Preliminary Closing Statement or more favorable to Emmis than set forth in the Notice of Disagreement with respect to such item.  The Selected Firm’s determination will be based upon such evidence as the Selected Firm reasonably requires in order to reach a decision with respect to the disputed items specified in the Notice of Disagreement, including such reasonable independent review as the Selected Firm may require; provided, that that the Final Closing Statement and the determination of the Final Net Working Capital will become final and binding on the Parties and nonappealable, on the date the Selected Firm delivers its final resolution in writing to the Parties (which final resolution will be delivered promptly following referral by Emmis or Sinclair of such dispute and in any event not more than 45 days following the selection of the Selected Firm).  The fees and expenses of the Selected Firm will be borne by the parties as designated by the Selected Firm, which designation will be based upon the inverse proportion of the dollar value of the disputed items resolved in favor of such party (i.e., so that the prevailing party bears a lesser amount of such fees and expenses).

(e)Access to Books and Records.  Sinclair will grant Emmis reasonable access to the books and records of the LP and the LLC and their relevant personnel upon prior written notice during normal business hours, in each case that is requested by Emmis and is in a manner that does not interfere with the normal business operations of Sinclair, the LLC or the LP, solely to allow Emmis to confirm or dispute the accuracy of Sinclair’s calculations of the amounts set forth in the Preliminary Closing Statement pursuant to this Section 8.6.

(f)If the Final Consideration exceeds the Estimated Closing Consideration (such excess, the “Excess Amount”), Sinclair will promptly (but in any event within three Business Days following the final determination of the Final Consideration) pay Emmis the Excess Amount by wire transfer of immediately available funds.  If the Final Consideration is less than the Estimated Closing Consideration (such shortfall amount, the “Shortfall Amount”), Emmis will promptly (but in any event within three Business Days following the final determination of the Final Consideration) pay Sinclair the Shortfall Amount by wire transfer of immediately available funds.

(g)Following the Closing, Emmis is not entitled to further distributions from the LP or the LLC, and the Parties agree that the adjustments presented in this Agreement are in satisfaction of and supersedes any adjustment required pursuant to section 9.6(b) of the LP Agreement.

Article 9
INDEMNIFICATION

9.1.Survival. All representations and warranties of Emmis and Sinclair in this Agreement shall survive the Closing for a period ending on the date that is twelve (12) months after the Closing Date (the “Cutoff Date”); provided, however, that the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.4 and 2.8 and Article 3 (collectively, the “Fundamental Representations”) shall survive until 60 days after the expiration of the applicable statute of limitations or, if no statute of limitations is applicable, indefinitely. The Parties’ respective covenants, obligations and agreements set forth in this Agreement shall survive Closing in accordance with their respective terms.

9.2.Indemnification.

(a)From and after Closing, Emmis shall defend, indemnify and hold harmless Sinclair, its Affiliates, and their respective stockholders, directors, officers and employees (collectively the “Sinclair Indemnified Parties”), from and against any and all claims, judgments, losses, costs, damages, liabilities and expenses, including reasonable attorneys’ fees and expenses (collectively, “Damages”), arising from: (i) any breach or inaccuracy of representations and warranties contained in Article 2; or (ii) any default or failure to perform by Emmis of any covenant, obligation or agreement made under this Agreement.

(b)From and after Closing, Sinclair shall defend, indemnify and hold harmless Emmis, its Affiliates and their respective stockholders, directors, officers and employees, from and against any and all Damages arising from: (i) any breach or inaccuracy of the representations and warranties contained in Article 3; or (ii) any default or failure to perform by Sinclair of any covenant, obligation or agreement made under this Agreement.

9.3.Limitations

(a)Emmis will have no indemnity obligations under Section 9.2(a)(i) unless and until the aggregate amount of all Damages for which indemnification is sought pursuant to Section 9.2(a)(i) exceeds the Basket Amount, in which case Emmis will be obligated to indemnify only for the amount of such Damages in excess of the Basket Amount; provided, that the Basket Amount shall not apply to any claim for indemnification pursuant to Section 9.2(a)(i) to the extent that such claim relates to a breach of any of the Fundamental Representations.

(b)The aggregate indemnity obligations of Emmis under Section 9.2(a)(i) shall not exceed the Cap Amount; provided, that the Cap Amount shall not apply to any claim for indemnification pursuant to Section 9.2(a)(i) to the extent that such claim relates to a breach of any of the Fundamental Representations.

(c)The aggregate indemnity obligations of Emmis under Section 9.2(a) shall in no event exceed an amount equal to the Purchase Price.

9.4.Administration of Indemnification.

For purposes of administering the indemnification provisions set forth in 9.2, the following procedure shall apply:

(a)Whenever a claim shall arise for indemnification under this Article, the Party entitled to indemnification (the “Indemnified Party”) shall give written notice (an “Indemnity Notice”) promptly to the Party from whom indemnification is sought (the “Indemnifying Party”) setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder.

(b)In the event of any claim for indemnification resulting from or in connection with any claim by a third party, other than a Tax claim, which shall be governed by Section 5.3, the Indemnifying Party shall be entitled, at its sole expense, either (i) to participate in defending against such claim, or (ii) to assume the entire defense with counsel which is selected by it and which is reasonably satisfactory to the Indemnified Party, provided that (A) the Indemnifying Party exercises their right to assume the defense pursuant to this Section 9.4(b) by delivery of written notice to the Indemnified Party within twenty (20) days of its receipt of the applicable Indemnity Notice, (B) the Indemnifying Party agrees in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of such claim or proceeding, and (C) no settlement shall be made and no judgment consented to without the prior written consent of the Indemnified Party which shall not be unreasonably withheld, conditioned or delayed (except that no such consent shall be required if the claimant is entitled under the settlement to only monetary damages actually paid by the Indemnifying Party). If, however, (x) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible, or (y) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel who shall cooperate with one another in defending against such claim. In the case of Clause (x) of the preceding sentence, the Indemnifying Party shall be obligated to bear only that portion of the expense of the Indemnified Party’s counsel that is in proportion to the Damages indemnifiable by the Indemnifying Party compared to the total amount of the third-party claim against the Indemnified Party.

(c)If the Indemnifying Party does not choose to defend against a claim by a third party, the Indemnified Party may defend in such manner as it reasonably deems appropriate or settle the claim (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnified Party shall be entitled to periodic reimbursement of defense expenses incurred and prompt indemnification from the Indemnifying Party in accordance with this Article.

(d)Failure or delay by an Indemnified Party to give a reasonably prompt notice of any claim (if given prior to expiration of any applicable Survival Period) shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect to the claim, except to the extent that the Indemnifying Party can demonstrate actual loss or prejudice as a result of such failure or delay.

9.5.Computation of Damages. Any computation of the Damages payable pursuant to this Article 9 shall be decreased to the extent of any amounts recovered by the indemnified party from any third party (including insurance proceeds) in respect of any such Damages. The indemnified party shall use its commercially reasonable efforts to pursue payment under or from any insurer or third-party in respect of such Damages.

9.6.Sole Remedy.  After Closing, except with respect to common law fraud, the right to indemnification under this Article 9 shall be the exclusive remedy of the Parties in connection with any breach by a Party of its representations and warranties under this Agreement.

Article 10
TERMINATION

10.1.Termination. Subject to Section 10.3, this Agreement may be terminated prior to Closing as follows:

(a)by mutual written consent of Sinclair and Emmis;

(b)by written notice of Sinclair to Emmis if any of Emmis’ representations or warranties shall become inaccurate or if Emmis fails to perform any of its covenants, obligations or agreements contained in this Agreement and such inaccuracy or failure to perform is material in the context of the transactions contemplated hereby and is not cured within the applicable Cure Period (defined below);

(c)by written notice of Emmis to Sinclair if any of Sinclair’s representations or warranties shall become inaccurate or if Sinclair fails to perform its covenants, obligations or agreements contained in this Agreement and such inaccuracy or failure to perform is material in the context of the transactions contemplated hereby and is not cured within the applicable Cure Period; provided, however, that the Cure Period shall not apply to Sinclair’s obligation to make payments when due under this Agreement; or

(d)by written notice of Emmis to Sinclair or Sinclair to Emmis if Closing does not occur by the date twelve (12) months after the date of this Agreement.

10.2.Cure Period. Each Party shall give the other Party prompt written notice upon learning of any breach or inaccuracy in the other Party’s representations or warranties or failure by the other Party to perform its covenants, obligations and agreements contained in this Agreement other than a failure to make a payment when due. The term “Cure Period” as used herein means a period commencing on the date a Party receives from the other written notice of breach or default hereunder and continuing until the earlier of (i) twenty (20) calendar days thereafter or (ii) five (5) Business Days after the scheduled Closing date; provided, however, that if the inaccuracy or failure to perform is non-monetary and cannot reasonably be cured within such period but can be cured before the date five (5) Business Days after the scheduled Closing date, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the date five (5) Business Days after the scheduled Closing date.  Neither Party may terminate under Section 10.1(b) or (c) if it is then in material breach of or default under this Agreement.

10.3.Effect of Termination. If this Agreement is validly terminated in accordance with this Article 10, then no Party will have any further obligations under, or liabilities arising under, this Agreement after the date of such termination and such termination will be without liability to any Party; provided that (a) such termination shall not relieve any Party of any liability for breach of or default under this Agreement prior to the date of termination and (b) each of this Section 10.3, Article 11 and Article 12 (other than Section 12.16) will survive the termination of this Agreement.

Article 11
Definitions

11.1.Definitions.  For purposes hereof, the following terms when used herein will have the respective meanings set forth below.

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with, such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise; provided, however, that neither the LP nor the LLC shall be deemed an Affiliate any Party, except that after Closing the LP and LLC shall be deemed an Affiliate of Sinclair.

“Basket Amount” means an amount equal to two percent (2%) of the Final Consideration.

“Business Day” means a day that is neither a Saturday nor Sunday, nor any other day on which banking institutions in Austin, Texas are authorized or obligated by Law to close.

“Benefit Plan” means each pension, benefit, profit sharing, retirement, supplemental retirement, deferred compensation, performance award, equity, equity-based, equity incentive, bonus, incentive, vacation, paid time off (PTO), employment, change-in-control, collective bargaining, retention, compensation, employee loan, consulting, insurance coverage, severance, non-competition, cafeteria, disability, accident, health, hospitalization, medical, life, vision, dental, prescription drug, supplemental unemployment, apprenticeship and training, day care, scholarship, group legal benefits, fringe benefit or other similar plan, agreement, commitment, program, policy, practice or arrangement (and any amendments thereto), in each case whether written or unwritten, formal or informal, and funded or unfunded, including but not limited to each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA.

“Cap Amount” means an amount equal to ten percent (10%) of the Final Consideration.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended.

“Contract” means any legally binding oral or written agreement, contract, arrangement, lease (whether for real or personal property), loan agreement, security agreement, license, bond, note, promise, mortgage, letter of credit, pledge, undertaking, commitment, arrangement, instrument, guarantee, bid, purchase order, binding quotation, binding proposal, indenture or other similar instrument or obligation or series of the same, whether express or implied.

“Emmis Benefit Plan” means each Benefit Plan sponsored, maintained, contributed to, or required to be contributed to by Emmis or any of its ERISA Affiliates for the benefit of any current or former employee, officer, director, independent contractor, consultant or other service provider of Emmis, or with respect to which Emmis or any of its ERISA Affiliates has any liability.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Estimated Closing Consideration” means (a) the Base Purchase Price plus (b) 50.1% of the Estimated Excess Net Working Capital Amount.

“Estimated Excess Net Working Capital Amount” means the dollar amount, if any, by which the Estimated Net Working Capital exceeds Four Million Three Hundred Thousand Dollars ($4,300,000).

“FCC Consent” means the action or actions by the FCC granting or approving the FCC Application.

“Final Consideration” means (a) the Base Purchase Price plus (b) 50.1% of the Final Excess Net Working Capital Amount.

“Final Excess Net Working Capital Amount” means the dollar amount, if any, by which the Final Net Working Capital exceeds Four Million Three Hundred Thousand Dollars ($4,300,000).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Knowledge” means the actual knowledge of the following individuals: (i) with respect to Emmis, Jeff Smulyan and Pat Walsh, or (ii) with respect to Sinclair, Bob Sinclair and David Sinclair.

“Law” means any national, federal, state, provincial, foreign, international, multinational and/or local law, rule, regulation, statute, code, ordinance, decree, constitutions, treaties, common laws, judgments, interpretations, rulings, or other requirements of rules of law enacted, adopted, issued or promulgated by any Governmental Authority.

“Net Working Capital” means, as of 11:59 p.m. (Austin, Texas time) on the date immediately prior to the Closing Date, the dollar amount by which the current assets of the LP exceed the current liabilities of the LP, in each case, determined in accordance with GAAP as consistently applied by the LP, but excluding any amount reflected as an intercompany receivable or payable in current assets or current liabilities.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or any arbitrator.

“Ordinary Course of Business” means actions that are consistent in all material respects with the past practices of the LP or the LLC, as applicable, taken in the ordinary course of the normal operations of the LP and the Stations.

“Pass-Through Tax Return” means any Tax Return used to report used to report the income, gains, losses, deductions, credits, or similar items from the operation of a partnership or other pass-through entity for income Tax purposes.

“Permitted Liens” means (a) statutory Liens for Taxes or other charges of any Governmental Authority not yet due and payable; (b) mechanics’, carriers’, workers’, repairers’, landlords’ and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent and that are not, individually or in the aggregate, significant, unless being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established; (c) zoning, entitlement, building and other land use regulations or ordinances imposed by any Governmental Authority on real property used by the LP or the LLC that are not violated by the LP’s and/or LLC’s use and operation of such real property; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to any real property used by the LP or the LLC that do not materially impair the occupancy or use of such real property for the purposes for which it is or proposed to be used in connection with the LP’s and the LLC’s businesses; and (e) public roads and highways.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

“Tax” or “Taxes” means (a) all federal, state, local and foreign taxes, assessments, charges, duties, fees, levies, imposts, unclaimed property and escheat obligations or other governmental charges in the nature of a tax imposed by a Governmental Authority, including but not limited to all income, profits, gross receipts, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, value added, sales, use, customs, capital gains, franchise, excise, withholding, social security, unemployment, disability, payroll, windfall profit, service, occupation, premium, license or other tax; and (b) all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect to any item described in clause (a).

“Tax Return” means any return, declaration, statement, election or other similar document, including any amendment, form or schedule thereto, filed or required to be filed with any Governmental Authority in respect of any Tax.

Agreement	1
Base Purchase Price	2
Closing	2
Closing Date	2
Cure Period	18
Cutoff Date	15
Damages	15
Disclosure Schedules	24
Emmis	1
Emmis Contracts	8
Estimated Closing Statement	12
Estimated Net Working Capital	12
Excess Amount	15
FCC	2
FCC Application	2
FCC Licenses	2
Final Closing Statement	14
Final Net Working Capital	14
Fundamental Representations	15
INBR Claims	13
Indemnified Party	16
Indemnifying Party	16
Indemnity Notice	16
Intercompany Account	13
Liens	2
LLC	1
LLC Agreement	1
LP	1
LP Agreement	1
Notice of Disagreement	14
Parties	1
Party	1
Pre-Closing Period	9
Preliminary Closing Statement	13
Purchase Price	2
Purchased Interests	1
Schedule	24
Selected Firm	14
Settlement Date	13
Shortfall Amount	15
Sinclair	1
Stations	2
Straddle Period	10
Transfer Date	7
Transferred Employees	7

Agreement	1	Intercompany Account	13
Base Purchase Price	2	Liens	2
Closing	2	LLC	1
Closing Date	2	LLC Agreement	1
Cure Period	18	LP	1
Cutoff Date	15	LP Agreement	1
Damages	15	Notice of Disagreement	14
Disclosure Schedules	24	Parties	1
Emmis	1	Party	1
Emmis Contracts	8	Pre-Closing Period	9
Estimated Closing Statement	12	Preliminary Closing Statement	13
Estimated Net Working Capital	12	Purchase Price	2

Excess Amount	15	Purchased Interests	1
FCC	2	Schedule	24
FCC Application	2	Selected Firm	14
FCC Licenses	2	Settlement Date	13
Final Closing Statement	14	Shortfall Amount	15
Final Net Working Capital	14	Sinclair	1
Fundamental Representations	15	Stations	2
IBNR Claims	13	Straddle Period	10
Indemnified Party	16	Transfer Date	7
Indemnifying Party	16	Transferred Employees	7
Indemnity Notice	16

Article 12
MISCELLANEOUS

12.1.Press Releases and Public Announcements.  Prior to the earlier of the public filing or the public disclosure described below, neither Party shall make nor permit any representative thereof to make any public statements, including any press releases, with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party.  Notwithstanding anything to the contrary contained in the foregoing, (i) this Agreement will be publicly filed with the FCC Application, and (ii) Emmis will, and Sinclair may, make public disclosures consistent with securities exchange requirements and any applicable Law, in which case the Party required to make the release or announcement will allow the other Parties reasonable time to comment on such release or announcement in advance of such issuance to the extent practicable and permitted by applicable Law.

12.2.Expenses. Each Party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement. The filing fee for the FCC Application shall be paid by the LP.

12.3.Further Assurances. After Closing, each Party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other documents and take such other actions as may reasonably be requested in order to more effectively consummate the transaction contemplated hereby.

12.4.Assignment. Neither Party may assign or delegate this Agreement or any rights or duties hereunder without the prior written consent of the other Party. The terms of this Agreement shall bind and inure to the benefit of the Parties’ respective successors, and any permitted assigns, and no assignment shall relieve any Party of any obligation or liability under this Agreement.

12.5.Notices. Any notice pursuant to this Agreement shall be in writing, including by email that is confirmed by overnight courier, and shall be deemed delivered on the date of personal delivery, or the date of email confirmed as provided above, or the date of confirmed delivery by a nationally recognized overnight courier service, and shall be addressed as follows (or to such other address as any Party may request by written notice):

if to Emmis:	Emmis Operating Company One EMMIS Plaza 40 Monument Circle, Suite 700 Indianapolis, IN 46024 Attention: Scott Enright Email: scotte@emmis.com
with a copy (which shall not constitute notice) to:	Wilkinson Barker Knauer LLP 1800 M Street, NW, Suite 800N Washington, DC 20036 Attention: Doc Bodensteiner Email: doc@wbklaw.com
if to Sinclair:	Sinclair Telecable, Inc. 4603 Parkstone Lane Avon, IN 46123 Attention: David Sinclair Email: psinclair@indy.rr.com
with a copy (which shall not constitute notice) to:	Bracewell LLP 711 Louisiana Street, Suite 2300 Houston, Texas 77002 Attention: Ben Martin Email: ben.martin@bracewell.com

12.6.Amendments. No amendment or waiver of compliance with any provision hereof or consent pursuant to this Agreement shall be effective unless evidenced by a writing signed by the Party against whom enforcement of such amendment, waiver, or consent is sought.

12.7.Entire Agreement. This Agreement, together with the LP Agreement and the LLC Agreement, both except to the extent superseded by this Agreement, constitutes the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof. No Party makes any representation or warranty with respect to the transactions contemplated by this Agreement except as expressly set forth in this Agreement.

12.8.Severability. If any court or governmental authority holds any provision in this Agreement invalid, illegal or unenforceable under any applicable Law, then, so long as no Party is deprived of the benefits of this Agreement in any material respect, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

12.9.No Beneficiaries. Except for third-party indemnitees and beneficiaries as provided by Sections 4.7 and 9.2, nothing in this Agreement expressed or implied is intended or shall be construed to give any rights to any person or entity other than the Parties hereto and their successors and permitted assigns.

12.10.References. The section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and will not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto.  All references to days (excluding Business Days) or months will be deemed references to calendar days or months.  Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” will be deemed to refer to a section of this Agreement, an exhibit to this Agreement or a schedule to this Agreement, as applicable.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.  Any reference to any federal, state, local or foreign statute or Law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  With respect to the determination of any period of time, the word “from” or “since” means “from and including” or “since and including,” as applicable, and the words “to” and “until” each means “to and including.”  If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action will be extended to the next succeeding Business Day.  References in this Agreement to a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and as of the applicable date of determination.  Any reference to “$,” “dollar” or similar references will mean United States dollars, unless expressly stated otherwise.  “To the extent” means the degree to which and not simply “if.”  “Or” is disjunctive but not exclusive.

12.11.Disclosure Schedules.  All schedules referenced herein and attached hereto (each, a “Schedule” and, collectively, the “Disclosure Schedules”) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein.  The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, any item disclosed in any part, subpart, section or subsection of the Disclosure Schedules referenced by a particular section or subsection in the Disclosure Schedules will be deemed to have been disclosed with respect to every other section and subsection in this Agreement if the relevance of such disclosure to such other section or subsection is readily apparent on its face.  Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules will not (a) be used as a basis for interpreting the term “material” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the Ordinary Course of Business, (c) be deemed or interpreted to expand the scope of Emmis’ or Sinclair’s representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (e) represent a determination that the consummation of the transactions contemplated hereby requires the consent of any third party, (f) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter or (g) constitute, or be deemed to constitute, an admission or indication by Emmis or Sinclair that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedules.  No disclosure in the Disclosure Schedules relating to any possible breach or violation of any Contract or Law will be construed as an admission or indication that any such breach or violation exists or has actually occurred.  Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

12.12.Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

12.13.Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of Texas without giving effect to the choice of law provisions thereof. The prevailing Party in a lawsuit brought to enforce the performance or compliance of any provision of this Agreement shall be entitled recover reasonable attorneys’ fees and costs from the non-prevailing Party.

12.14.Jurisdiction.  Any dispute under this Agreement is subject to the terms of Section 10.10 of the LP Agreement as in effect as of the date hereof.

12.15.Waiver of Jury Trial.  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY LEGAL PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

12.16.Injunctive Relief.  The Parties acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to seek to enforce specifically the provisions of this Agreement, in each case, without any requirement of proving actual damages or posting of any bond or other financial support, in any court of the United States or any state thereof having jurisdiction, in addition to any other non-duplicative remedy to which the Parties may be entitled under this Agreement or at law or in equity.

12.17.Prevailing Party.  In the event of any action brought to enforce the terms of this Agreement, the non-prevailing Party agrees to reimburse the prevailing Party for all costs and expenses, including attorneys’ fees, incurred by the prevailing Party in connection with such action.

12.18.Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement. Delivery of an executed signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed original signature page of this Agreement.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO PURCHASED INTEREST AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

EMMIS OPERATING COMPANY
By:	/s/ J. Scott Enright
Name:	J. Scott Enright
Title:	Executive Vice President, General Counsel and Secretary

SINCLAIR TELECABLE, INC.
By:	/s/ David Sinclair
Name:	David Sinclair
Title:	President